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                                                                   EXHIBIT 99.1

NATURAL RESOURCE PARTNERS L.P.
601 JEFFERSON ST., SUITE 3600, HOUSTON, TX 77002

NEWS RELEASE
[GRAPHIC OMITTED]


                         NATURAL RESOURCE PARTNERS L.P.
                         SIGNS AGREEMENT TO ACQUIRE COAL
                      AND MINERAL PROPERTIES IN FIVE STATES

HOUSTON, DECEMBER 22, 2003 - NATURAL RESOURCE PARTNERS L.P. (NYSE: NRP) today announced the signing of a definitive agreement to purchase all of the mineral interests of BLC Properties LLC for $73 million. The transaction includes coal, oil and gas and other mineral rights on approximately 240,000 acres that contain approximately 180 million tons of coal reserves. In addition, the transaction also includes oil and gas and other mineral rights on approximately 200,000 additional acres, bringing the total acreage to approximately 440,000 acres. BLC will retain a 35% non-participating royalty interest in the oil and gas and other mineral rights. The properties are located in Kentucky, Tennessee, West Virginia, Virginia, and Alabama.

BLC Properties originally purchased the properties from the J M Huber Corporation in 2001. NRP anticipates coal production from the reserves in the first year of approximately 5.3 million tons to 5.5 million tons.

The transaction is expected to close in early January 2004.
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States:
Appalachia, the Illinois Basin and the Powder River Basin. For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership's website at http://www.nrplp.com.

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. Such statements include the anticipated coal production and coal reserves associated with the transaction. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based

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on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners' Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.


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